Exhibit (a)(5)(i)

LMP Corporate Loan Fund Inc.

Announces Preliminary Results of Issuer Tender Offer for Auction Rate Preferred Stock

New York, NY (June 24, 2015) — LMP Corporate Loan Fund Inc. (the “Fund”) (NYSE: TLI) announced today the expiration and preliminary results for its issuer tender offer for up to 100% of its outstanding Auction Rate Cumulative Preferred Stock, Series A and Series B (“ARPS”) at a price equal to 90% of the liquidation preference of $25,000 per share (or $22,500 per share), plus any unpaid dividends accrued through the termination date of the tender offer. The Fund’s tender offer expired on Tuesday, June 23, 2015 at 5:00 p.m. New York City time. All shares that were validly tendered and not withdrawn during the offering period have been preliminarily accepted for payment.

Based upon current information, the Fund has preliminarily accepted for payment approximately 686 Series A ARPS and approximately 679 Series B ARPS, which represent approximately 98.00% of outstanding Series A ARPS and approximately 97.00% of outstanding Series B ARPS. In aggregate, the Fund has preliminarily accepted for payment approximately 1,365 ARPS, which represent approximately 97.50% of its outstanding ARPS. These numbers are subject to adjustment and should not be considered final. It is anticipated that payment for such shares will be made on June 26, 2015. ARPS that were not tendered will remain outstanding. Completion of the tender offer is subject to certain conditions, as set forth in the Fund’s offer to purchase and related letter of transmittal.

Any questions about the tender offer can be directed to Deutsche Bank Trust Company Americas, the information agent for the tender offer, at (877) 843-9767.

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LMP Corporate Loan Fund Inc. is a non-diversified, closed-end management investment company. The Fund’s investment objective is to maximize current income consistent with prudent efforts to preserve capital. The Fund is managed by Legg Mason Partners Fund Advisor, LLC, a wholly owned subsidiary of Legg Mason, Inc. Additional information regarding the matters addressed in the press release may be announced subsequently via press release, which can be accessed at www.lmcef.com. Hard copies of the Fund’s complete audited financial statements are available free of charge upon request.

THIS RELEASE IS NOT A PROSPECTUS, CIRCULAR OR REPRESENTATION INTENDED FOR USE IN THE PURCHASE OR SALE OF FUND SHARES. THIS PRESS RELEASE MAY CONTAIN STATEMENTS REGARDING PLANS AND EXPECTATIONS FOR THE FUTURE THAT CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL STATEMENTS OTHER THAN STATEMENTS OF HISTORICAL FACT ARE FORWARD-LOOKING AND CAN BE IDENTIFIED BY THE USE OF WORDS SUCH AS “MAY,” “WILL,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “BELIEVE,” “CONTINUE” OR OTHER SIMILAR WORDS. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON THE FUND’S CURRENT PLANS AND EXPECTATIONS, AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE

DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. ADDITIONAL INFORMATION CONCERNING SUCH RISKS AND UNCERTAINTIES ARE CONTAINED IN THE FUND’S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

For more information, please call 1-888-777-0102 or consult the Fund’s web site at www.lmcef.com.

Media Contact: Maria Rosati — (212) 805-6036, mrosati@leggmason.com.

Legg Mason Investor Services, LLC are subsidiaries of Legg Mason, Inc.

© 2015 Legg Mason Investor Services, LLC. Member FINRA, SIPC

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